Smart-tek Solutions, Inc. Completes Successful China Demonstration of its Proprietary System to Monitor Poultry Flocks That May Be Subject to Avian Flu

Government Officials Request Costs – Indicate Commitment to Recommend Implementation of RFID Tracking and Containment System to Central Government

CORTE MADERA, Calif., March 21, 2006 - Smart-tek Communications, Inc. announced today the successful completion of a demonstration in the People’s Republic of China of its RFID tracking and containment system for its parent company, Smart-tek Solutions, Inc.(OTCBB: STTK).

“This is a huge step forward in the marketing of our proprietary technology solution to the world” said Perry Law, president of Smart-tek Communications, Inc.  “The potential dollar value of this industry segment is in the hundreds of millions of dollars, and with a viable solution developed by our Company to penetrate this market, it may provide the Company and its shareholders with a tremendous opportunity for growth” said Law.

More than 50 government, academic and industry experts attended the demonstrations which were conducted in Beijing.   Additionally, numerous media, including CCTV (China Central TV – the largest state owned television broadcaster) were on hand.

“With an estimated 13 billion chickens in China, this is such an extremely critical issue that there was a very high level of interest on the part of the governmental officials who attended,” said Perry Law.  “The general consensus was that they view the RTAC-PM, short for “RFID Tracking Alert Containment and Poultry Monitoring, system as a viable method to monitor the threat of the deadly bird flu virus.  The next step in the process is for Smart-tek to provide specific costing budgets required to implement the system according to client specifications.  All indications are that the governmental officials in attendance would recommend the system to the central government.”

The system, “RTAC-PM,” was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that may assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

Smart-tek has an established relationship with its sole licensee, SES Investment (China) Limited, which will serve as the liaison with the central government and facilitate implementation of the system upon final approval by the appropriate authorities.

“The potential for application of the RTAC-PM system is tremendous in China, said Law.”We are now ready to customize our solution to client’s needs.”

“Frankly, we were overwhelmed with the reception of the system,” said Law.  “We’ve always been confident we had a ‘better mouse trap’ but the high praise we received in China was third party affirmation that the RFID is a vital tool in combating what may be one of the greatest threats currently facing mankind.”

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek

Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711